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EXHIBIT 99.2

Medtronic Completes Planned Succession; Collins Replaces George As Board Chairman

        MINNEAPOLIS, April 26, 2002—Completing the implementation of a succession plan established two years ago, Arthur D. Collins Jr. today succeeded William W. George as Chairman of the Board of Directors of Medtronic, Inc. Collins adds the chairmanship to his duties as Chief Executive Officer, a position he assumed on May 1, 2001. George will leave the board, which he joined in 1989.

        Jack W. Schuler, chair of the board's governance committee, noted that Collins and George had collaborated since 1992 in managing the transition of Medtronic from a niche pacemaker company to the world's leading provider of medical technology.

        "At a time when senior corporate management is often seen as transitory," he said, "it is a credit to Bill George and Art Collins that the Medtronic transition has been seamless, proceeding as planned. Together they have defined Medtronic's strategic vision and focused on the development of multiple growth platforms providing lifelong solutions for millions of patients each year who must live with chronic disease."

        Collins paid tribute to George as "a colleague and friend who has always put patients first and helped build Medtronic's global reputation and image."

        George joined Medtronic in 1989 as president and chief operating officer after serving with Litton Industries and Honeywell from 1969 to 1989. He currently serves on the boards of Allina Hospitals and Clinics, Novartis, Target Corporation, Imation, Harvard Business School, American Red Cross, Carnegie Endowment for International Peace and Minneapolis Institute of Arts. In addition, George has joined the faculties of the Ecole Polytechnique Fèdèrale de Lausanne (EPFL) and the International Institute for Management Development (IMD) in Switzerland as Visiting Professor of Management.

        Collins joined the company in 1992 as executive vice president and president of Medtronic International after 14 years with Abbott Laboratories. He was elected chief operating officer in 1994 and president in 1996. He serves on the boards of U.S. Bancorp, Cargill and the Walker Art Center. He also is a member of the Board of Overseers of the Wharton School and a member of the executive board of AdvaMed, the medical technology industry organization.

        Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

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EXHIBIT 99.2